EXHIBIT EX-99.B8

                                   APPENDIX A

                 Sub-trusts/Series of Pauze` Funds - April, 1997

         Pauze` U.S. Government Total Return Bond Fund
         Pauze` U.S. Government Intermediate Return Bond Fund
         Pauze` U.S. Government Short Term Bond Fund
         Pauze` Tombstone Fund